UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2003

SEMINIS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-26519	36-0769130

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Camino del Sol, Oxnard, California	93030-7967

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(805) 642-1572

Not Applicable

(Former name or former address, if changed since last report.)

Item 5. Other Events and Required FD Disclosure.
SIGNATURE

Item 5.	Other Events and Required FD Disclosure.

          On December 13, 2002, Savia, S.A. de C.V. (“Savia”), Seminis Inc.’s (the “Company”) majority stockholder, announced that it had entered into a letter of intent with Fox Paine & Company, LLC (“Fox Paine”) with respect to a proposed transaction to acquire the outstanding shares of the Company at a price of $3.40 per share.

          Since then, a special committee of the board of directors of the Company, consisting of all of the independent directors, has been reviewing the proposed transaction and engaged in discussions and negotiations with Savia and Fox Paine with respect to the possibility of a transaction and the terms thereof. While discussions have generally been positive, the special committee’s consideration and review of the proposed transaction is ongoing. In that regard, the Company has been informed by Savia that Savia has noticed its shareholders for a meeting to be held at the end of this month to authorize the necessary actions to be taken by Savia, assuming a transaction can be agreed upon with the Company.

          While there can be no assurance that any transaction ultimately will be approved, negotiations are proceeding on the basis that the Company’s public stockholders would receive a price in excess of $3.40 per share. The actual price to be received by the public stockholders will depend on the completion of negotiations and the approval of such transaction by the special committee and the board of directors of the Company. The Company does not expect to have any additional comments with respect to the proposed transaction unless and until a definitive agreement is executed or the proposed transaction is withdrawn.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMINIS, INC.

Date: April 15, 2003	By: /s/ Gaspar Alvarez Martinez Name: Gaspar Alvarez Martinez Title: Vice President and Worldwide Corporate Comptroller